Exhibit 99.1

Press Release
April 18, 2012

7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Reports First Quarter 2012 Diluted Earnings Per Share of $0.20

First Quarter 2012 Net Income Increased 51% to $46 Million, Compared to Fourth Quarter 2011

FORT WAYNE, INDIANA, April 18, 2012 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced first quarter net income of $46 million, or $0.20 per diluted share, on net sales of $2.0 billion.  First quarter 2012 earnings were reduced by approximately $0.03 per diluted share, representing financing costs of $14 million associated with the company’s January refinancing activities, offset by associated interest cost savings of $3 million.  By comparison, prior year first quarter net income was $106 million, or $0.46 per diluted share and sequential fourth quarter 2011 net income was $30 million, or $0.14 per diluted share.

“We were able to achieve sequential quarterly financial improvement in all of our major operating platforms during the first quarter,” said President and Chief Executive Officer Mark Millett. “If you add back the net expense related to our January financing activities, earnings would have been $0.23 per diluted share.  Given the mid-quarter disruption in the flat roll markets, we believe this was a solid performance achieved by all of our employees. The good news remains that demand in certain market sectors continues to be steady and flat roll order entry has regained momentum from mid-quarter levels.

“Additionally, operations at our Engineered Bar Products Division were interrupted during the first quarter due to the unexpected duration of a maintenance outage, which reduced first quarter volume by about 16,000 tons, “ stated Millett. “However, operations are back online and demand remains steady with strong order backlogs for special bar quality (SBQ) products.  The announced SBQ capacity expansion is proceeding as planned and expectations of a second-half 2013 start date remain.”

First Quarter Review

Aside from metals recycling, first quarter volumes in each of the company’s operating segments decreased when compared to the fourth quarter of 2011, while consolidated operating income increased 45 percent.  The increase in sequential quarterly operating income was primarily the result of improvements in steel and metals recycling margins.  Despite decreased volumes, earnings from flat roll operations increased 22 percent, as increases in selling prices in the beginning of the quarter were greater than corresponding increases in the cost of raw materials, resulting in margin expansion.  Flat roll earnings were nonetheless tempered by mid-quarter price reductions resulting from increased supply brought about by additional domestic flat roll production capacity and increased import activity.

Likewise, operating income from long product operations increased 17 percent, with the company’s Structural and Rail Division achieving the largest increase. Rail shipments increased from 8 percent of the mill’s product mix in the fourth quarter of 2011 to 13 percent in the first quarter of 2012.

First quarter margins for the combined steel operations expanded in comparison to prior year fourth quarter results. The average selling price per ton shipped increased $22 per ton to $875, and the average ferrous scrap cost per ton melted increased $10.

As is typical in the first quarter of the year, metals recycling volumes increased meaningfully when compared to the fourth quarter of 2011.  Operating income for OmniSource was $25 million in the first quarter of 2012, an increase of $9 million compared to the fourth quarter of 2011.  Non-cash unrealized hedging gains were $2 million in the first quarter of 2012, as compared to losses of $3 million in the fourth quarter of 2011.

The impact of losses from the company’s Minnesota operations on first quarter 2012 consolidated net income was $10 million (net of tax), or approximately $0.04 per diluted share, as compared to $7 million for the first quarter of 2011 and $10 million for the fourth quarter of 2011.  First quarter 2012 financial results were consistent with those recorded for the fourth quarter; however, shipments decreased 6,700 metric tons to 46,200 metric tons.  Decreased off-gas capacity led to the reduced volume in the first quarter.  The company plans to address this and certain other mechanical issues during a four week outage, which began April 13, 2012.  The focus of the outage is to improve both product quality and production levels.  The impact to second quarter earnings from Minnesota operations is currently expected to be similar to those recorded in the first quarter of 2012.  Construction of the company’s iron concentrate joint venture in Minnesota is proceeding as planned with continued expectations of a third quarter start date.

The company’s liquidity position remains strong with $1.5 billion in unrestricted cash, short-term commercial paper and available funding under the revolving credit facility at March 31, 2012.  In January, the company refinanced $280 million of the $700 million in senior notes due November 2012, extending the maturity for a substantial portion of the refinanced amount to September 2016.

First Quarter 2011 Comparison

In comparison to prior year, first quarter 2012 steel shipping volumes were generally flat; although the product mix differed significantly as flat roll shipments decreased 107,200 tons compared to the prior year first quarter and long products shipments, most notably for our Structural and Rail Division, increased 104,000 tons.  In addition, metals recycling and fabrication volumes improved.

Although 2012 first quarter net sales of $2.0 billion were consistent with those achieved in the prior year first quarter, operating income decreased 42 percent, as margins decreased within the company’s flat roll steel and metals recycling operations.  The average selling price per ton shipped for the company’s steel operations in the first quarter of 2012 was $875, a decrease of $15 per ton compared to the prior year quarter.  The average quarterly ferrous scrap cost per ton melted increased $18 for the same comparative period.

Outlook

“Looking forward,” Millett said, “as we have stated previously, despite continued uncertainty within the U.S. and global economies, we believe there is the possibility for more stability to develop in 2012 as improvements continue in certain market sectors, such as energy, agriculture, automotive, transportation and construction equipment.  If the U.S. economy continues a pattern of slow and steady growth during the year, steel demand should logically follow.  We remain confident that with our exceptional team, coupled with our superior, low-cost operating culture, we are uniquely prepared to capitalize on the opportunities ahead.

Additionally, we are excited at the longer-term prospects offered by our future expansion in SBQ product diversification and capacity. We also continue to move forward in our mission to provide our own iron concentrate to our Mesabi Nugget ironmaking plant, which should eliminate the need for third party purchases and reduce our overall costs significantly.”

Summary First Quarter Operating Information

The following tables highlight operating results for each of the company’s three primary operating platforms. References to segment operating income in the following paragraphs exclude profit-sharing costs and amortization pertaining to intangible assets.  Dollar amounts are in thousands, excluding per ton data.

Steel Operations

This segment includes five electric-arc-furnace steel mills and related steel finishing and processing facilities, including The Techs. The company’s steel operations produce flat-rolled steel, structural steel, merchant bars, special-bar-quality steel, rebar, rail, and specialty shapes.

	First Quarter		Sequential
	2012	2011	Q4 2011
Segment Net Sales	$1,234,479	$1,247,010	$1,215,966
% of External Net Sales	60%	59%	63%
Operating Income	$139,740	$195,634	$117,434
Total Shipments	1,450,123	1,453,375	1,465,962
Average External Sales Price Per Ton	$875	$890	$853
Average Ferrous Scrap Cost Per Ton	$417	$399	$407

Metals Recycling and Ferrous Resources

This segment principally includes the company’s metals recycling operations (OmniSource Corporation), a liquid pig iron production facility (Iron Dynamics), and the company’s Minnesota operations, which currently primarily includes an iron nugget manufacturing facility (Mesabi Nugget, which is 81 percent company-owned).

Metals Recycling & Ferrous Resources

	First Quarter		Sequential
	2012	2011	4Q 2011
Segment Net Sales	$1,111,120	$1,108,415	$907,025
% of External Net Sales	35%	37%	32%
Operating Income (Loss)	$10,399	$46,571	$(6,508)

Metals Recycling

	First Quarter		Sequential
	2012	2011	4Q 2011
Net Sales	$1,057,173	$1,054,044	$856,481
% of External N et Sales	35%	37%	32%
Operating Income	$25,004	$49,120	$15,715
Ferrous Shipments (gross tons)	1,582,840	1,528,191	1,314,588
% Shipments to Company Steel Mills	48%	44%	44%
Nonferrous Shipments (pounds)	291,636	286,645	255,137
Unrealized Hedging Gains (Losses)	$2,003	$9,523	$(2,659)

Steel Fabrication Operations

Steel fabrication operations include New Millennium Building Systems, which fabricates steel joists, trusses, and decking used in the construction of non-residential buildings.

	First Quarter		Sequential
	2012	2011	4Q 2011
Segment Net Sales	$74,896	$52,652	$78,684
% of External Net Sales	4%	3%	4%
Operating Loss	$(2,668)	$(2,883)	$(1,820)
Total Shipments	60,183	44,051	61,428
Average External Sales Price Per Ton	$1,244	$1,197	$1,281

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $8.0 billion in 2011, over 6,500 employees, and manufacturing facilities primarily located throughout the United States (including five steel mills, six steel processing facilities, two iron production facilities, over 70 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of a prolonged or deepening recession on industrial demand; (2) changes in economic conditions, either generally or in any of the steel or scrap-consuming sectors which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, and other steel-consuming industries; (3) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (4) the impact of domestic and foreign import price competition; (5) risks and uncertainties involving product and/or technology development; and (6) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Conference Call and Webcast

On Thursday, April 19, 2012, at 10:00 a.m. Eastern time, Steel Dynamics will host a conference call with investors and analysts to discuss the company’s first quarter operating and financial results.  We invite you to listen to the live audiocast of the conference call accessible from our website (http://steeldynamics.com), or via telephone (the conference call number may also be obtained on our website).  A replay of the discussion will be available on our website following the conclusion of the conference call.

Contact:  Theresa E. Wagler, Executive Vice President and Chief Financial Officer— +1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2012	2011	2011
Net sales	$1,982,040	$2,015,969	$1,858,345
Costs of goods sold	1,780,776	1,720,215	1,698,210
Gross profit	201,264	295,754	160,135

Selling, general and administrative expenses	64,384	65,141	61,947
Profit sharing	8,072	15,203	6,064
Amortization of intangible assets	8,992	10,084	9,634
Operating income	119,816	205,326	82,490

Interest expense, net of capitalized interest	41,112	43,346	44,117
Other expense (income), net	10,248	(4,567)	(2,641)
Income before income taxes	68,456	166,547	41,014

Income taxes	26,679	62,317	15,235
Net income	41,777	104,230	25,779
Net loss attributable to noncontrolling interests	3,898	1,673	4,424
Net income attributable to Steel Dynamics, Inc.	$45,675	$105,903	$30,203

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$.21	$.49	$.14

Weighted average common shares outstanding	218,996	217,992	218,718

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive (Note 1)	$.20	$.46	$.14

Weighted average common shares and equivalents outstanding (Note 1)	236,526	236,224	219,336

Dividends declared per share	$.10	$.10	$.10

(Note 1)

Excludes the impact of the 5.125% convertible senior notes from net income (numerator) and share equivalents outstanding (denominator) for the three months ended December 31, 2011, as the impact to diluted earnings per share is anti-dilutive.

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

(dollars in thousands)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2012	2011	2011
Steel Operations*

Shipments (tons)
Flat Roll Division	658,505	709,614	678,961
Structural and Rail Division	261,006	190,661	250,602
Engineered Bar Products Division	157,489	159,015	171,020
Roanoke Bar Division	151,296	121,305	129,113
Steel of West Virginia	77,212	72,056	74,477
The Techs	144,615	200,724	161,789
Total	1,450,123	1,453,375	1,465,962
Intra-segment	(28,057)	(36,471)	(28,548)
Segment	1,422,066	1,416,904	1,437,414
Intra-company	(66,119)	(73,502)	(67,910)
External	1,355,947	1,343,402	1,369,504

Production, excluding The Techs (tons)	1,351,818	1,284,451	1,307,117

Net sales
Total	$1,254,464	$1,273,472	$1,236,330
Intra-segment	(19,985)	(26,462)	(20,364)
Segment	1,234,479	1,247,010	1,215,966
Intra-company	(47,759)	(51,946)	(47,098)
External	$1,186,720	$1,195,064	$1,168,868

Operating income before amortization of intangibles	$139,740	$195,634	$117,434
Amortization of intangibles	(2,432)	(2,679)	(2,431)
Operating income (Note 1)	$137,308	$192,955	$115,003

Metals Recycling and Ferrous Resources**

OmniSource
Ferrous metals shipments (gross tons)
Total	1,582,840	1,528,191	1,314,588
Intra-segment	(1,787)	—	(3,441)
Segment	1,581,053	1,528,191	1,311,147
Intra-company	(761,980)	(669,578)	(582,043)
External	819,073	858,613	729,104

Non-ferrous metals shipments (thousands of pounds)
Total	291,636	286,645	255,137
Intra-company	(1,958)	(2,261)	(2,230)
External	289,678	284,384	252,907

Mesabi Nugget shipments (metric tons) - Intra-company	46,230	35,767	52,943

Iron Dynamics shipments (metric tons)
Liquid pig iron	48,047	54,598	31,191
Hot briquetted iron	5,716	6,005	13,683
Other	2,865	540	2,597
Intra-company	56,628	61,143	47,471

Net sales
Total	$1,112,340	$1,108,415	$908,436
Intra-segment	(1,220)	—	(1,411)
Segment	1,111,120	1,108,415	907,025
Intra-company	(411,520)	(365,250)	(313,844)
External	$699,600	$743,165	$593,181

Operating income (loss) before amortization of intangibles	$10,399	$46,571	$(6,508)
Amortization of intangibles	(6,236)	(7,081)	(6,882)
Operating income (loss) (Note 1)	$4,163	$39,490	$(13,390)

Steel Fabrication***

Shipments (tons)
Total	60,183	44,051	61,428
Intra-company	(2)	(558)	(11)
External	60,181	43,493	61,417

Net sales
Total	$74,896	$52,652	$78,684
Intra-company	(4)	(573)	(13)
External	$74,892	$52,079	$78,671

Operating loss (Note 1)	$(2,668)	$(2,883)	$(1,820)

*	Steel Operations include the company’s five steelmaking divisions and The Techs three galvanizing plants.
**	Metals Recycling and Ferrous Resources Operations include OmniSource; Iron Dynamics (all shipments are internal); and Mesabi Nugget (all shipments have been internal).
***	Steel Fabrication Operations include the company’s joist and deck fabrication operations.

(Note 1) Segment operating income (loss) excludes profit sharing expense.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2012	December 31, 2011
	(unaudited)
Assets
Current assets
Cash and equivalents	$357,809	$390,761
Investments in short-term commercial paper	64,982	84,830
Accounts receivable, net	789,174	722,791
Inventories	1,270,941	1,199,584
Deferred income taxes	26,089	25,341
Income taxes receivable	2,833	16,722
Other current assets	15,029	15,229
Total current assets	2,526,857	2,455,258

Property, plant and equipment, net	2,199,509	2,193,745

Restricted cash	26,994	26,528

Intangible assets, net	442,277	450,893

Goodwill	743,441	745,066

Other assets	104,549	107,736
Total assets	$6,043,627	$5,979,226

Liabilities and Equity
Current liabilities
Accounts payable	$472,257	$420,824
Income taxes payable	14,383	10,880
Accrued expenses	186,247	185,964
Accrued profit sharing	9,348	38,671
Current maturities of long-term debt	439,633	444,078
Total current liabilities	1,121,868	1,100,417

Long-term debt
Term note	257,812	—
7 3/8% senior notes, due 2012	—	261,250
5.125% convertible senior notes, due 2014	287,500	287,500
6 3/4% senior notes, due 2015	500,000	500,000
7 3/4% senior notes, due 2016	500,000	500,000
7 5/8% senior notes, due 2020	350,000	350,000
Other long-term debt	36,707	37,272
Total long-term debt	1,932,019	1,936,022

Deferred income taxes	500,642	489,915

Other liabilities	82,613	82,278

Commitments and contingencies
Redeemable noncontrolling interests	73,924	70,694
Equity
Common stock	636	636
Treasury stock, at cost	(721,024)	(722,653)
Additional paid-in capital	1,031,043	1,026,157
Retained earnings	2,035,569	2,011,801
Total Steel Dynamics, Inc. equity	2,346,224	2,315,941
Noncontrolling interests	(13,663)	(16,041)
Total equity	2,332,561	2,299,900
Total liabilities and equity	$6,043,627	$5,979,226

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended
	March 31,
	2012	2011

Operating activities:
Net income	$41,777	$104,230

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	55,572	54,746
Equity-based compensation	6,123	3,710
Deferred income taxes	9,197	12,935
Changes in certain assets and liabilities:
Accounts receivable	(60,820)	(261,748)
Inventories	(55,090)	(72,107)
Accounts payable	34,902	94,175
Income taxes receivable/payable	17,392	45,439
Other working capital	(27,632)	22,557
Net cash provided by operating activities	21,421	3,937

Investing activities:
Purchases of property, plant and equipment	(45,555)	(18,693)
Other investing activities	(1,864)	(1,143)
Net cash used in investing activities	(47,419)	(19,836)

Financing activities:
Issuance of current and long-term debt	275,000	5,126
Repayment of current and long-term debt	(268,479)	(7,325)
Debt issuance costs	(2,191)	—
Proceeds from exercise of stock options, including related tax effect	1,097	8,296
Contributions from noncontrolling investors, net	9,506	417
Dividends paid	(21,887)	(16,318)
Net cash used in financing activities	(6,954)	(9,804)

Decrease in cash and equivalents	(32,952)	(25,703)
Cash and equivalents at beginning of period	390,761	186,513

Cash and equivalents at end of period	$357,809	$160,810

Supplemental disclosure information:
Cash paid for interest	$18,753	$15,110
Cash paid (received) for federal and state income taxes, net	$(955)	$1,520

	Q1 2010	Q1 2009	Q4 2009

Other
Shipments (Paragon)
Combined	44,813	19,798	32,144
Intra-segment	(385)		(320)
Intra-company	—	—	—
External	44,428	45,263	31,824

Net sales
Combined	$29,686	$12,174	$20,896
Intra-segment	$(268)		$(214)
Intra-company	(2,219)	(1,056)	(2,060)
External	$27,199	$11,118	$18,622

Operating income (loss) before amortization of intangibles	$(18,875)	$(13,052)	$(13,178)
Amortization of intangibles	—	—	—
Operating income (loss)	$(18,875)	$(13,052)	$(13,178)

Elimination
Operating income (loss) before amortization of intangibles	$(1,120)	$(11,253)	$4,368
Amortization of intangibles	—	—	—
Operating income (loss)	$(1,120)	$(11,253)	$4,368

Total Operating income	$118,808	$205,257	$90,983

Total External Net sales	$1,988,411	$2,001,426	$1,859,342

Includes FR sales to Mesabi facilities